EXHIBIT 11

NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
For the Three Months Ended June 30, 2004 and 2003
(Unaudited)
(In thousands, except per share data)
	2004	2003

Numerator for basic and diluted earnings per share:
Earnings available to common stockholders
before and after assumed conversions	$19,712	17,085

Denominator:
Basic earnings per share -
weighted-average shares	3,557	3,528

Effect of dilutive stock options	42	22

Diluted earnings per share -
adjusted weighted-average
shares for assumed conversions	3,599	3,550

Basic earnings per share	$5.54	4.84

Diluted earnings per share	$5.47	4.82

EXHIBIT 11

NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
For the Six Months Ended June 30, 2004 and 2003
(Unaudited)
(In thousands, except per share data)
	2004	2003

Numerator for basic and diluted earnings per share:
Earnings available to common stockholders
before and after assumed conversions:
Earnings before cumulative effect of change in accounting principle	$34,328	26,811
Cumulative effect of change in accounting principle	54,697	-

Net earnings	$89,025	26,811

Denominator:
Basic earnings per share -
weighted-average shares	3,556	3,526

Effect of dilutive stock options	42	22

Diluted earnings per share -
adjusted weighted-average
shares for assumed conversions	3,598	3,548

Basic earnings per share:
Earnings before cumulative effect of change in accounting principle	$9.66	7.60
Cumulative effect of change in accounting principle	15.38	-

Net earnings	$25.04	7.60

Diluted earnings per share:
Earnings before cumulative effect of change in accounting principle	$9.54	7.56
Cumulative effect of change in accounting principle	15.20	-

Net earnings	$24.74	7.56